Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-29241) on Form S-8 (for the Profit Sharing Plan of NVR, Inc. and Affiliated Companies), the registration statement (No. 333-82756) on Form S-8 (for the Profit Sharing Plan of NVR, Inc. and Affiliated Companies), the registration statement (No. 333-166512) on Form S-8 (for the NVR, Inc. 2010 Equity Incentive Plan), the registration statement (No. 333-195756) on Form S-8 (for the NVR, Inc. 2014 Equity Incentive Plan), the registration statement (No. 333-224628) on Form S-8 (for the NVR, Inc. 2018 Equity Incentive Plan), and the registration statement (No. 333-237918) on Form S-3ASR (for the 2020 shelf registration) of our reports dated February 16, 2022, with respect to the consolidated financial statements of NVR, Inc. and the effectiveness of internal control over financial reporting.

KPMG LLP
McLean, Virginia
February 16, 2022